Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com
Another Record Quarter at Six Flags
Revenue and Cash EPS1 Increase 7 and 19 Percent Respectively, Over Last Twelve Months
GRAND PRAIRIE, Texas — October 19, 2015 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced record-high financial performance in the third quarter with revenue growing 6 percent or $33 million to $575 million and Adjusted EBITDA2 growing 6 percent or $17 million to $308 million. The growth was primarily driven by higher admissions revenue and higher in-park revenue as attendance grew by 9 percent to 12.9 million guests. On a constant currency3 basis, which excludes the foreign exchange translation impact from the company’s parks in Mexico and Canada, revenue grew $41 million or 8 percent and Adjusted EBITDA grew $21 million or 7 percent.
“Our team has delivered yet another record quarter for our shareholders and we are proud to have achieved Project 500-an aspirational financial goal set in 2011 to achieve $500 million of Modified EBITDA by 2015,” said Jim Reid-Anderson, Chairman, President and CEO. “Our season pass sales, membership plan and pricing initiatives continue to enhance the company’s performance, and fuel revenue and cash flow growth. Our strategy is working, our execution is excellent, and we remain very well positioned as we work toward achieving our new long-term target of $600 million of Modified EBITDA by 2017.”
For the first nine months of 2015, revenue grew $54 million or 5 percent to $1.0 billion, and Adjusted EBITDA grew $26 million or 7 percent to $419 million driven primarily by both admissions and in-park revenue. On a constant currency basis, revenue for the first nine months of 2015 grew $68 million or 7 percent and Adjusted EBITDA grew $31 million or 8 percent. Attendance for the first nine months of the year grew 9 percent to 23.4 million guests.
Diluted earnings per share for the third quarter and nine months ended September 30, 2015 were $1.64 and $1.58, respectively, which were up 52 percent and 40 percent to prior year.
Revenue and Modified EBITDA4 over the last twelve months increased 7 percent and 8 percent, respectively, as compared to the twelve-month period ending September 30, 2014. Cash Earnings Per Share for the twelve months ended September 30, 2015 was $2.98, an increase of 19 percent or $0.47 over the twelve months ended September 30, 2014.
The company’s trailing twelve months of Modified EBITDA reached $504 million, surpassing the long-term target set by the company in 2011, and the Modified EBITDA margin of 40.9 percent and Modified EBITDA minus Capex margin of 32.5 percent both reached new highs for the theme park industry.
The company’s Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program, increased 25 percent from September 30, 2014 to September 30, 2015. The significant increase in the Active Pass Base is in line with the company’s overall strategy to upsell guests to multi-visit passes. Season pass holders and members are the company’s most valuable guests since they generate higher revenue and cash flow for the company than a single day guest, and also provide an excellent hedge against inclement weather throughout the season.
Deferred revenue of $115 million increased by $24 million or 27 percent over September 30, 2014 primarily due to a higher level of season pass and membership sales.
Total guest spending per capita for the third quarter was $42.87, which was down $0.92 or 2 percent as compared to the third quarter of 2014, over half of which related to changes in foreign currency rates and the balance to a substantially higher mix of season pass holder and member attendance as compared to the same period last year. Admissions per capita decreased 2 percent to $25.22 and in-park spending per capita decreased 2 percent to $17.65, also primarily due to adverse foreign exchange rates and a higher mix of season pass and membership attendance. For the first nine months of 2015, guest spending per capita declined 3 percent. On a constant currency basis, third quarter and year-to-date guest spending per capita decreased $0.30 or 1 percent and $0.73 or 2 percent, respectively.
In the first nine months of 2015, the company generated $257 million of free cash flow after investing $91 million in new capital, paid $148 million in dividends, or $0.52 per common share per quarter, and repurchased $123 million or 2.7 million shares of its common stock. Year-to-date through October 16, 2015 the company had repurchased $188 million, or 4.1 million shares of its common stock leaving 91.8 million shares outstanding.
Net Debt5 as of September 30, 2015 was $1,314 million, which translates to a 2.8 times net leverage ratio.
Conference Call
At 8:00 a.m. Central Time on October 20, 2015, the company will host a conference call to discuss its third quarter 2015 financial performance. The call is accessible through either the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through October 27, 2015.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.
Footnotes

(1)
Cash EPS (or Cash Earnings Per Share), which is defined as Free Cash Flow, as described in Note 6 to the following financial statements, divided by the weighted average basic shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(3)	Constant Currency calculations assume prior year results are translated at current year foreign exchange rates.

(4)	See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(5)	Net Debt represents total long-term debt, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Theme park admissions	$325,758	$305,820	$573,302	$545,958
Theme park food, merchandise and other	228,014	211,870	417,658	389,609
Sponsorship, licensing and other fees	16,450	18,717	41,568	42,438
Accommodations revenue	5,039	5,436	13,953	14,107
Total revenue	575,261	541,843	1,046,481	992,112
Operating expenses (excluding depreciation and amortization shown separately below)	152,728	143,881	368,861	352,040
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	52,092	48,494	135,366	131,889
Costs of products sold	43,489	39,730	84,856	77,321
Depreciation	25,693	26,467	76,755	79,007
Amortization	655	665	1,970	1,995
Stock-based compensation	9,803	78,168	36,518	89,267
Loss on disposal of assets	1,991	1,608	4,224	4,181
Gain on sale of investee	—	—	—	(10,031)
Interest expense, net	19,206	18,464	56,731	54,280
Loss on debt extinguishment	—	—	6,557	—
Other expense (income), net	400	(6)	(79)	(260)
Income before income taxes	269,204	184,372	274,722	212,423
Income tax expense	92,821	60,332	84,051	64,272
Net income	176,383	124,040	190,671	148,151
Net income attributable to noncontrolling interests	(19,083)	(19,006)	(38,165)	(38,012)
Net income attributable to Six Flags Entertainment Corporation	$157,300	$105,034	$152,506	$110,139

Weighted-average number of common shares outstanding:
Weighted-average number of common shares outstanding — basic	93,913	94,522	94,201	94,900
Weighted-average number of common shares outstanding — diluted	96,183	97,274	96,616	97,885

Net income per average common share outstanding:
Net income per average common share outstanding — basic	$1.67	$1.11	$1.62	$1.16
Net income per average common share outstanding — diluted	$1.64	$1.08	$1.58	$1.13

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Free Cash Flow for the three and nine months ended September 30, 2015 and September 30, 2014:

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income	$176,383	$124,040	$190,671	$148,151
Income tax expense	92,821	60,332	84,051	64,272
Other expense (income), net	400	(6)	(79)	(260)
Loss on debt extinguishment	—	—	6,557	—
Interest expense, net	19,206	18,464	56,731	54,280
Loss on disposal of assets	1,991	1,608	4,224	4,181
Gain on sale of investee	—	—	—	(10,031)
Amortization	655	665	1,970	1,995
Depreciation	25,693	26,467	76,755	79,007
Stock-based compensation	9,803	78,168	36,518	89,267
Impact of Fresh Start valuation adjustments (2)	41	92	119	275
Modified EBITDA (3)	326,993	309,830	457,517	431,137
Third party interest in EBITDA of certain operations (4)	(19,083)	(19,006)	(38,165)	(38,012)
Adjusted EBITDA (3)	307,910	290,824	419,352	393,125
Cash paid for interest, net	(28,523)	(27,307)	(63,028)	(60,311)
Capital expenditures, net of property insurance recoveries	(21,144)	(14,075)	(91,219)	(95,420)
Cash taxes (5)	(3,606)	(6,290)	(8,539)	(12,628)
Free Cash Flow (6)	$254,637	$243,152	$256,566	$224,766

Weighted-average number of common shares outstanding — basic	93,913	94,522	94,201	94,900

Cash Earnings Per Share	$2.71	$2.57	$2.72	$2.37

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Free Cash Flow for the twelve months ended September 30, 2015 and September 30, 2014:

	Last Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2015	September 30, 2014
Net income	$156,554	$161,460
Income from discontinued operations	(545)	(549)
Income tax expense	66,301	29,512
Other expense (income), net	537	(223)
Loss on debt extinguishment	6,557	789
Interest expense, net	75,040	72,845
Loss on disposal of assets	5,903	5,801
Gain on sale of investee	—	(10,031)
Amortization	2,633	5,592
Depreciation	103,197	106,278
Stock-based compensation	87,289	94,805
Impact of Fresh Start valuation adjustments (2)	213	427
Modified EBITDA (3)	503,679	466,706
Third party interest in EBITDA of certain operations (4)	(38,165)	(38,015)
Adjusted EBITDA (3)	465,514	428,691
Cash paid for interest, net	(69,394)	(66,930)
Capital expenditures, net of property insurance recoveries	(103,609)	(108,091)
Cash taxes (5)	(12,683)	(14,949)
Free Cash Flow (6)	$279,828	$238,721

Weighted-average number of common shares outstanding — basic	93,954	94,942

Cash Earnings Per Share	$2.98	$2.51

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data (1)

	As of
(Amounts in thousands)	September 30, 2015	December 31, 2014
Cash and cash equivalents (excluding restricted cash)	$210,828	$73,884
Total assets	2,720,459	2,534,919

Deferred income	115,450	71,598
Current portion of long-term debt	7,492	6,301
Long-term debt (excluding current portion)	1,517,157	1,389,215

Redeemable noncontrolling interests	454,804	437,545

Total equity	161,210	223,895

Shares outstanding	93,149	92,938

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. The Company believes that Modified EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company's performance. The Company believes that Modified EBITDA is a measure that can be readily compared to other companies, and the Company uses Modified EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”) of which the Company purchased the noncontrolling interests from its partners in the Lodge in 2013). The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)
Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, which are less than wholly owned. The Company purchased the noncontrolling interests from its partners in the Lodge in 2013.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three to four years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow deferred financing costs related to the Company's debt due to the nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.